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                                  EXHIBIT 99.1

                                  NEWS RELEASE

               BROOKE CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

OVERLAND PARK, KS, May 15, 2001 - Robert D. Orr, Chairman and CEO of Brooke Corporation announces earnings of $211,144 or $.30 per share for the quarter ending March 31, 2001. In making the announcement, Orr stated that "Economies of scale resulting from Brooke Corporation's expansion during 2000 laid the groundwork for improved earnings. Revenues grew 70% from $2,722,269 in the first quarter of 2000 to $4,635,221 in the first quarter of 2001."

Orr also stated that "Another key indicator for us, our agent loan portfolio, doubled to nearly $25,000,000 from the first quarter of 2000 to the first quarter of 2001. Brooke Corporation's continued success depends on our ability to sell bonds and preferred stock so our finance company subsidiary can make more loans to more agents."

Orr noted that Brooke Corporation's first quarter earnings included a significant increase in profits from its activities as a facilitator of insurance agency purchases by its agents. These activities include gains from the sale of agencies held in inventory, fees from buyers assistance plans, buyer's finder fees and seller's discounts. Orr was also quoted as saying that "Increased revenues from facilitator fees is important to meeting our profit objectives in future quarters."

ABOUT OUR COMPANY... Brooke Corporation, a Kansas-based corporation, is an insurance agency with more than one hundred ten franchise agent locations in eleven states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute all financial services more efficiently. Brooke operates a finance company subsidiary, Brooke Credit Corporation, that has originated nearly $25,000,000 in loans to its franchise agents and their subagents.

CONTACT.... Doris VanKooten, VANKD@BROOKECORP.COM or (785) 543-3199, Ext. 14

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